Exhibit 4.5

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                            2004 STOCK INCENTIVE PLAN

1.       Purpose

The purpose of this Specialized Health Products International, Inc. 2004 Stock Incentive Plan (the "Plan") is to advance the interests of Specialized Health Products International, Inc., a Delaware corporation, and its Subsidiaries (hereinafter collectively "SHPI" or the "Corporation"), by stimulating the efforts of employees and others who are selected to be participants on behalf of SHPI, aligning the long-term interests of participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of SHPI, assisting SHPI in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract and retain the best available individuals for service as directors of the Corporation. This Plan permits the grant of restricted stock and stock units, each of which may be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2.       Definitions

         (a) "Award" means restricted stock or stock units granted to a Participant pursuant to the Plan.

         (b) "Board of Directors" means the Board of Directors of the Corporation.

         (c) "Change in Control" shall occur if, after the date hereof, (i) the Corporation determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least fifty-one percent (51%) or more of the Corporation's outstanding securities, (ii) the Corporation is involved in a merger or consolidation or other reorganization in which the Corporation is not the surviving corporation or (iii) the Corporation sells or transfers substantially all of the Corporation's assets outside the ordinary course of business. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this definition if the Committee determines, in its sole discretion, that no change in control has occurred under such other definition as it deem appropriate under the Plan or in connection with a specific circumstance. For example, the Committee may determine that no Change in Control has occurred in connection with a merger where the Corporation is not the surviving corporation legally, but is the surviving corporation functionally.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

         (e) "Committee" shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

         (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

         (g) "Issue Date" has the meaning set forth in Section 8(c).

         (h) "Outside Director" shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

         (i) "Participants" shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

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         (j) "Performance Award" means an Award that vests only upon the satisfaction of one or more of the Qualifying Performance Criteria.

         (k) "Plan" means this Specialized Health Product International, Inc. 2004 Stock Incentive Plan.

         (l) "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the
Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs,
(ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Corporation's annual report to stockholders for the applicable year. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

         (m) "Restricted Stock Award" and "Restricted Stock Agreement" have the meanings set forth in Section 7(a)(i).

         (n) "Share" shall mean a share of common stock, $.02 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 10.

         (o) "Stock Unit Award" and "Stock Unit Agreement" have the meanings set forth in Section 7(a)(ii).

         (p) "Subcommittee" has the meaning set forth in Exhibit 3(b).

         (q) "Subsidiary" means any corporation or entity in which the Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

         (r) "Termination Event" means, with respect to any Participant, any event that results in such Participant no longer being eligible to participate in the Plan because the Participant is no longer an employee, Outside Director or is not otherwise authorized by the Committee to participate in the Plan.

         (s) "Total Award Stock" has the meaning set forth in Section 8(c).

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3.       Administration

         (a) Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee's exercise thereof and in such instances references herein to the Committee shall refer to the Board of Directors.

         (b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a "Subcommittee") composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in
Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Corporation, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

         (c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

                  (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

                  (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

                  (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

                  (iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

                  (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

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                  (vi) to determine whether, and the extent to which,
         adjustments are required pursuant to Section 10;

                  (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

                  (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

         (d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual's status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a Termination Event or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant's status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

         (e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee's decision or action was arbitrary or capricious or was unlawful.

4.       Participants

Awards under the Plan may be granted to any person who is an employee, Outside Director of the Corporation or otherwise specifically authorized by the Committee to participate in the Plan. Any person who is not an employee, Outside Director or otherwise approved by the Committee to participate in the Plan shall not be eligible for Awards under the Plan.

5.       Effective Date and Expiration of Plan

         (a) Effective Date. This Plan was approved by the Board of Directors on September 15, 2004 and became effective on that date, provided that this Plan is approved by the stockholders of the Company (exclude the vote of Shares issued under this Plan) within six (6) months after September 15, 2004. If this Plan is not so approved by the stockholders of the Company, any Awards granted under this Plan will be rescinded and will be void.

         (b) Expiration Date. The Plan shall remain available for the grant of Awards until terminated by the Board of Directors. The expiration of the Committee's authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation's and Participants' rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

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6.       Shares Subject to the Plan

         (a) Aggregate Limits. Subject to adjustment as provided in Section 10, the aggregate number of Shares authorized for issuance as Awards under the Plan is 6 million Shares. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or is not earned in full may again be made subject to an Award under the Plan.

         (b) Other Limits. The aggregate number of Shares subject to restricted stock or stock unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1.5 million. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 10, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

7.       Plan Awards

         (a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: Restricted Stock and Stock Units. Such arrangements and benefits are sometimes referred to herein as "Awards." The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.

                  (i) Restricted Stock. A "Restricted Stock Award" is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the "Restricted Stock Agreement").

                  (ii) Stock Unit. A "Stock Unit Award" is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the documents(s) evidencing the Award (the "Stock Unit Agreement").

         (b) Grants of Awards. An Award may consist of one or both of the foregoing arrangements or benefits in tandem or in the alternative.

8.       Grant, Terms and Conditions of Restricted Stock and Stock Units

The Committee may grant Restricted Stock or Stock Units at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

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         (a) Terms and Conditions. Each Restricted Stock Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

         (b) Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

         (c) Share Vesting. Unless the agreement or other document evidencing an Award expressly states otherwise and except as set forth herein, as of the date issued, all of the Shares of Restricted Stock and Stock Units issued pursuant to the agreement (individually and collectively, the "Total Award Stock") will be deemed unvested and will become vested according to the following schedule: (1) no portion of the Total Award Stock will be deemed vested prior to the third anniversary of the date on which the Total Award Stock was issued to the Participant (the "Issue Date"); (2) the Total Award Stock will become vested in full on the third anniversary of the Issue Date. Notwithstanding the foregoing, the Total Award Stock shall immediately vest in full upon a Change in Control.

         (d) Performance Awards. Performance Awards shall be based on performance over a period of not less than one year. Notwithstanding anything to the contrary herein, the performance criteria for any Awards that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

         (e) Termination of Employment. Unless the agreement or other document evidencing an Award expressly states otherwise, any unvested Restricted Stock and any unvested Stock Units will be immediately forfeited and cancelled in the event of the termination of employment or service of the Participant to whom it was granted. Any vested Restricted Stock remains the ownership of Participant subject to any restrictions set forth in the agreement or other document evidencing an Award.

         (f) Stock Units. Except to the extent this Plan or the Committee specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares, if any, are issued thereunder. Settlement of Stock Units upon expiration of the deferral or vesting period shall be made in Shares or cash as determined by the Committee. The number of Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents. Until a Stock Unit is so settled, the number of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 10. Any Stock Units that are settled after the Participant's death shall be distributed to the Participant's designated beneficiary(ies) or, if none was designated, the Participant's estate.

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9.       Other Provisions Applicable to Awards

         (a) Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may, in its sole discretion, grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (1) in the case of a transfer without the payment of any consideration, to any "family member" as such term is defined in
Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (2) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms. Any purported assignment, transfer or encumbrance that does not qualify under this Section 9(a) shall be void and unenforceable against the Corporation.

         (b) Escrow. To facilitate the enforcement of the restrictions on transfer set forth in this Plan, the Committee may, at its discretion, require a holder of unvested Shares of to deliver the certificate(s) for such Shares with a stock power executed in blank by holder and holder's spouse (if required for transfer), to the Secretary of the Corporation or his or her designee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Plan. The certificates may be held in escrow so long as the Shares whose ownership they evidence are unvested and/or subject to any right of repurchase under the Plan or under an agreement or other document evidencing an Award. Each Participant acknowledges that the Secretary of the Corporation (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the Award, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to an agreement or other document evidencing an Award (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

         (c) Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

         (d) Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's or document's effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

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         (e) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

         (f) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by SHPI issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

10.      Adjustment of and Changes in the Common Stock

         (a) The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

         (b) If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Corporation, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price.

         (c) Any other provision hereof to the contrary notwithstanding (except
Section 10(a)), in the event SHPI is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by SHPI (if SHPI is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

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11.      Listing or Qualification of Common Stock

In the event that the Board of Directors determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Restricted Stock or Stock Unit Award shall not vest unless such listing, qualification, consent or approval has been unconditionally obtained.

12.      Termination or Amendment of the Plan

The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan. No such amendment or alteration shall be made, however, which would impair the rights of any Participant, without such Participant's consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

13.      Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Restricted Stock or Stock Unit Award or any sale of Shares. The Corporation shall not be required to issue Shares, to pay other consideration or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock or cash consideration that otherwise would be issued or given to a Participant under such Award or by tendering Shares previously acquired by the Participant.

14. General Provisions

         (a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, its interest may so require.

         (b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

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         (c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

         (d) Market Standoff. To the extent requested by the Corporation and any underwriter of securities of the Corporation in connection with a firm commitment or other underwriting, no Participant holding Shares will sell or otherwise transfer any such Shares not included in such underwriting, during the one hundred eighty (180) day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.

         (e) Stock Certificates. Certificates representing the Shares issued pursuant to Awards will bear all legends required by law and necessary to effectuate this Plan's provisions. The Corporation may place a "stop transfer" order against Shares until all restrictions and conditions set forth in this Plan and in the legends referred to in this Section 14(e) have been complied with.

         (f) Notices. Any notice to be given to the Corporation under the terms of the Plan or under any agreement or other document evidencing an Award made under this Plan will be addressed to the Corporation at its principal executive office, Attn: Corporate Secretary, or at such other address as the Corporation may designate in writing. Any notice to be given to a Participant will be addressed to the Participant at the address provided to the Corporation by the Participant. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

15.      Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options, stock appreciation rights, restricted stock or stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

16.      Compliance with Other Laws and Regulations

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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

17. Liability of Corporation

The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

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